Exhibit 5.2

Writer’s Direct Dial: (212) 225-2632

E-Mail: dlopez@cgsh.com

May 4, 2005

CanWest Media Inc.

31st Floor, TD Centre

201 Portage Avenue

Winnipeg, Manitoba

Canada R3B 3L7

Ladies and Gentlemen:

We have acted as special U.S. counsel to CanWest Media Inc., a corporation incorporated under the federal laws of Canada (the “Company”), and CanWest (U.S.) Inc., a Delaware corporation (“CanWest (U.S.)”), in connection with the Company’s offer, pursuant to a registration statement on Form F-4 (the “Registration Statement”), to exchange up to $761,054,211 of its 8% Series B Senior Subordinated Notes due 2012 (the “Exchange Notes”) for its outstanding 8% Series A Senior Subordinated Notes due 2012. The Exchange Notes will be issued pursuant to an indenture dated as of November 18, 2004 (the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and The Bank of New York, as trustee (the “Trustee”). Under the terms of the Indenture and the Guarantee dated November 18, 2004 (the “Guarantee”), the Exchange Notes will be unconditionally guaranteed on a senior subordinated unsecured basis.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	a form of the Exchange Notes;

(c)	an executed copy of the Guarantee; and

(d)	an executed copy of the Indenture.

CanWest Media Inc., p.2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and CanWest (U.S.) and such other instruments and other certificates of public officials, officers and representatives of the Company, CanWest (U.S.) and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further qualifications and assumptions set forth below, it is our opinion that when the Exchange Notes, in the form included in Exhibit 4.1 to the Registration Statement, have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and duly issued and delivered on consummation of the exchange offer described in the Registration Statement:

1. The Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2. The Guarantee will be a valid, binding and enforceable agreement of each such Guarantor.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or a Guarantor, (a) we have assumed that the Company, such Guarantor and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company or any Guarantor regarding matters of the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In addition, we note that (a) the enforceability in the United States of the waiver in Section 12.09 of the Indenture by each of the Company and the Guarantors of any immunities from jurisdiction of any court or from any legal process is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, (b) the designation in Section 12.09 of the Indenture of the U.S. federal courts located in the Borough of Manhattan, City of New York as the venue for actions or proceedings relating to the Indenture, the Exchange Notes or the Guarantee are (notwithstanding the waiver in Section 12.09 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings and (c) the waiver of defenses contained in Section 11.01 of the Indenture and the Guarantee may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute).

CanWest Media Inc., p.3

We express no opinion (a) with respect to the first sentence of Section 12.09 of the Indenture, as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Indenture, the Exchange Notes or the Guarantee, where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist, and (b) as to the enforceability of Section 12.16 of the Indenture providing for indemnification by the Company and the Guarantors of the Trustee and the holders of securities issued under the Indenture against any loss in obtaining the currency due to the Trustee or such holders under the Indenture from a court judgment in another currency.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David Lopez
David Lopez, a Partner